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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)*


                        Allied Riser Communications Corp.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    019496108
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of This Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ]      Rule 13d-1(b)

         [ ]      Rule 13d-1(c)

         [X]      Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

                                       13G

---------------------

CUSIP NO. 019496108

---------------------

--------------------------------------------------------------------------------
  1         NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

            Telecom Partners II, L.P. 84-1439998
--------------------------------------------------------------------------------
  2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
            (a)
            (b)  [X]
--------------------------------------------------------------------------------
  3         SEC USE ONLY

--------------------------------------------------------------------------------
  4         CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------------------------------------------------------------------
                               5     SOLE VOTING POWER
           NUMBER OF
            SHARES                   5,854,227
         BENEFICIALLY          -------------------------------------------------
           OWNED BY            6     SHARED VOTING POWER
             EACH
          REPORTING                  0
            PERSON             -------------------------------------------------
            WITH:              7     SOLE DISPOSITIVE POWER

                                     5,854,227
                               -------------------------------------------------
                               8     SHARED DISPOSITIVE POWER

                                     0
--------------------------------------------------------------------------------
  9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            5,854,227
--------------------------------------------------------------------------------
  10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES*

--------------------------------------------------------------------------------
  11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            10.0%
--------------------------------------------------------------------------------
  12        TYPE OF REPORTING PERSON*

            PN
--------------------------------------------------------------------------------



                      *SEE INSTRUCTION BEFORE FILLING OUT!



                               Page 2 of 9 pages

                                       13G

---------------------

CUSIP NO. 019496108

---------------------

--------------------------------------------------------------------------------
  1         NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

            Telecom Management II, L.L.C. 84-1420795
--------------------------------------------------------------------------------
  2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
            (a)
            (b)  [X]
--------------------------------------------------------------------------------
  3         SEC USE ONLY


--------------------------------------------------------------------------------
  4         CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware

--------------------------------------------------------------------------------
                               5     SOLE VOTING POWER
           NUMBER OF
            SHARES                   5,854,227
         BENEFICIALLY          -------------------------------------------------
           OWNED BY            6     SHARED VOTING POWER
             EACH
          REPORTING                  0
            PERSON             -------------------------------------------------
            WITH:              7     SOLE DISPOSITIVE POWER

                                     5,854,227
                               -------------------------------------------------
                               8     SHARED DISPOSITIVE POWER

                                     0
--------------------------------------------------------------------------------
  9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            5,854,227
--------------------------------------------------------------------------------
  10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES*

--------------------------------------------------------------------------------
  11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            10.0%
--------------------------------------------------------------------------------
  12        TYPE OF REPORTING PERSON*

            00
--------------------------------------------------------------------------------



                      *SEE INSTRUCTION BEFORE FILLING OUT!



                               Page 3 of 9 pages

                                       13G

---------------------

CUSIP NO. 019496108

---------------------

--------------------------------------------------------------------------------
  1         NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

            Stephen W. Schovee
--------------------------------------------------------------------------------
  2         CHECK THE APPROPRIATE BOX IF A MEMBEROF A GROUP*
            (a)
            (b)  [X]
--------------------------------------------------------------------------------
  3         SEC USE ONLY


--------------------------------------------------------------------------------
  4         CITIZENSHIP OR PLACE OF ORGANIZATION

            USA
--------------------------------------------------------------------------------
                               5     SOLE VOTING POWER
          NUMBER OF
            SHARES                   6,250
         BENEFICIALLY          -------------------------------------------------
           OWNED BY            6     SHARED VOTING POWER
             EACH
          REPORTING                  5,854,227
            PERSON             -------------------------------------------------
            WITH:              7     SOLE DISPOSITIVE POWER

                                     6,250
                               -------------------------------------------------
                               8     SHARED DISPOSITIVE POWER

                                     5,854,227
--------------------------------------------------------------------------------
  9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            5,860,477
--------------------------------------------------------------------------------
  10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES*

--------------------------------------------------------------------------------
  11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            10.0%
--------------------------------------------------------------------------------
  12        TYPE OF REPORTING PERSON*

            IN
--------------------------------------------------------------------------------



                      *SEE INSTRUCTION BEFORE FILLING OUT!



                               Page 4 of 9 pages

                                       13G

---------------------

CUSIP NO. 019496108

---------------------

--------------------------------------------------------------------------------
  1         NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

            William J. Elsner
--------------------------------------------------------------------------------
  2         CHECK THE APPROPRIATE BOX IF A MEMBEROF A GROUP*
            (a)
            (b)  [X]
--------------------------------------------------------------------------------
  3         SEC USE ONLY


--------------------------------------------------------------------------------
  4         CITIZENSHIP OR PLACE OF ORGANIZATION

            USA
--------------------------------------------------------------------------------
                               5     SOLE VOTING POWER
          NUMBER OF
            SHARES                   6,250
         BENEFICIALLY          -------------------------------------------------
           OWNED BY            6     SHARED VOTING POWER
            EACH
          REPORTING                  5,854,227
            PERSON             -------------------------------------------------
            WITH:              7     SOLE DISPOSITIVE POWER

                                     6,250
                               -------------------------------------------------
                               8     SHARED DISPOSITIVE POWER

                                     5,854,227
--------------------------------------------------------------------------------
  9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            5,860,477
--------------------------------------------------------------------------------
  10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES*

--------------------------------------------------------------------------------
  11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            10.0%
--------------------------------------------------------------------------------
  12        TYPE OF REPORTING PERSON*

            IN
--------------------------------------------------------------------------------



                      *SEE INSTRUCTION BEFORE FILLING OUT!



                               Page 5 of 9 pages

ITEM 1(a)         NAME OF ISSUER:        Allied Riser Communications Corp.

ITEM 1(b)         ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                                         1700 Pacific Avenue, Suite 400
                                         Dallas, Texas 75201

ITEM 2(a)         NAME OF PERSON FILING: Telecom Partners II, L.P. ("TPII")
                                         Telecom Management II, L.L.C. ("TMII")
                                         Stephen W. Schovee ("SWS")
                                         William J. Elsner ("WJE")

                  This statement is filed by TPII on behalf of all of the persons listed above pursuant to Rule 13d-1 and Rule 13d-1(k). TMII is a Delaware limited liability company. TPII is a Delaware limited partnership. SWS is a Managing Member of TMII. WJE is a Managing Member of TMII.


ITEM 2(b)         ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:
                                         4600 South Syracuse, Suite 1000
                                         Denver, Colorado 80237
ITEM 2(c)         CITIZENSHIP:

                  Entities:
                                         TPII - Delaware
                                         TMII - Delaware

                  Individuals:
                                         SWS - USA
                                         WJE - USA

ITEM 2(d)         TITLE OF CLASS OF SECURITIES: Common Stock

ITEM 2(e)         CUSIP NUMBER: 019496108

ITEM 3            Not Applicable

ITEM 4            OWNERSHIP

                  (1) TPII: At December 31, 2000, TPII owned of record 5,854,227 shares of common stock. This amount represented 10.0% of common stock outstanding at that date. TPII had the sole power to vote or to direct the vote, and to dispose of or to direct the disposition of, such shares.

                  (2) TMII: At December 31, 2000, TMII owned 5,854,227 shares of common stock by virtue of its status as the general partner of TPII, the record owner of such shares. This amount represented 10.0% of common stock outstanding at that date. TMII had the sole power to vote or to direct the vote, and to dispose of or to direct the disposition of, such shares.

                  (3) SWS: At December 31, 2000, SWS was deemed to own 5,854,227 shares of common stock by virtue of his status as a managing member of TMII, the general partner of TPII, the record owner of such shares. SWS shared power to vote or to direct the vote, and to dispose of or to direct the disposition of, such shares. In addition, at December 31, 2000, SWS held an option exercisable for up to 6,250 shares of Common Stock within 60 days of December 31, 2000. SWS had the sole power to vote or to direct the vote, and to dispose of or to direct the disposition of, such shares. In the aggregate, the shares referred to in this paragraph represented 10.0 % of the common stock outstanding at that date.

                  (4) WJE: At December 31, 2000, WJE was deemed to own 5,854,227 shares of common stock by virtue of his status as a managing member of TMII, the general partner of TPII, the record owner of such shares. WJE shared power to vote or to direct the vote, and to dispose of or to direct the disposition of, such shares. In addition, at December 31, 2000, WJE held an option exercisable for up to 6,250 shares of Common Stock within 60 days of December 31, 2000.



                               Page 6 of 9 pages

                  WJE had the sole power to vote or to direct the vote, and to dispose of or to direct the disposition of, such shares. In the aggregate, the shares referred to in this paragraph represented 10.0 % of the common stock outstanding at that date.

ITEM 5            OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6            OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON:

                  Not Applicable

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
                  COMPANY:

                  Not Applicable

ITEM 8            IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                  Not Applicable

ITEM 9            NOTICE OF DISSOLUTION OF A GROUP

                  Not Applicable

ITEM 10           CERTIFICATION

                  Not Applicable

Exhibit A:        Joint Filing Statement



                               Page 7 of 9 pages

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

         Date: February 13, 2001

TELECOM PARTNERS II, L.P.                        TELECOM MANAGEMENT II, L.L.C.

By: Telecom Management II, L.L.C.
    its general partner



BY: /s/  Stephen W. Schovee                      BY: /s/  Stephen W. Schovee
   ------------------------------                   ----------------------------
   Stephen W. Schovee                               Stephen W. Schovee
   Managing Member                                  Managing Member

INDIVIDUALS:

/s/  Stephen W. Schovee
---------------------------------
Stephen W. Schovee

/s/   William J. Elsner
---------------------------------
William J. Elsner



                               Page 8 of 9 pages

                                   EXHIBIT A

                             JOINT FILING STATEMENT

         The undersigned hereby agree that the statement on 13G to which this joint filing statement is attached shall be filed by Telecom Partners II, L.P. on its own behalf and on behalf of Telecom Management II, L.L.C., Stephen W. Schovee and William J. Elsner.

         Date: February 13, 2001

Telecom Partners II, L.P.                        Telecom Management II, L.L.C

By: Telecom Management, L.P
    its general partner



By: /s/ Stephen W. Schovee                       By: /s/ Stephen W. Schovee
   -------------------------                        ----------------------------
   Stephen W. Schovee                               Stephen W. Schovee
   Managing Member                                  Managing Member

Individuals:

/s/ Stephen W. Schovee
----------------------------
Stephen W. Schovee

/s/ William J. Elsner
----------------------------
William J. Elsner



                               Page 9 of 9 pages